Exhibit 2.1

MERGER AGREEMENT

dated

June 29, 2020

by and among

Ucommune Group Holdings Limited, a Cayman Islands exempted company (the “Company”),

Certain shareholders of the Company (the “Principal Shareholders”),

Daqing Mao (“Shareholders’ Representative”),

Orisun Acquisition Corp., a Delaware corporation (the “Parent”),

Ucommune International Ltd, a Cayman Islands exempted company (the “Purchaser”), and

Everstone International Ltd, a Cayman Islands exempted company (the “Merger Sub”).

i

5.8	Assumed Names	21
5.9	Subsidiaries	21
5.10	Consents	22
5.11	Financial Statements	23
5.12	Books and Records	23
5.13	Absence of Certain Changes	24
5.14	Properties; Title to the Company Group’s Assets	26
5.15	Litigation	27
5.16	Contracts	27
5.17	Licenses and Permits	29
5.18	Compliance with Laws	29
5.19	Intellectual Property	29
5.20	Customers and Suppliers	30
5.21	Accounts Receivable and Payable; Loans	31
5.22	Pre-payments	31
5.23	Employees	31
5.24	Employment Matters	32
5.25	Withholding	32
5.26	Real Property	33
5.27	Accounts	33
5.28	Tax Matters	33
5.29	Environmental Laws	34
5.30	Finders’ Fees	35
5.31	Powers of Attorney and Suretyships	35
5.32	Directors and Officers	35
5.33	Other Information	35
5.34	Certain Business Practices	35
5.35	Money Laundering Laws	36
5.36	Not an Investment Company	36

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES		36

6.1	Corporate Existence and Power	36
6.2	Corporate Authorization	36
6.3	Governmental Authorization	36
6.4	Non-Contravention	37
6.5	Finders’ Fees	37
6.6	Issuance of Shares	37
6.7	Capitalization	37
6.8	Information Supplied	38
6.9	Trust Fund	39
6.10	Listing	39
6.11	Board Approval	39
6.12	Parent SEC Documents and Financial Statements	39
6.13	Litigation	40
6.14	Compliance with Laws	40

6.15	Money Laundering Laws	40
6.16	OFAC	40
6.17	Not an Investment Company	41
6.18	Tax Matters	41
6.19	Contracts	42

ARTICLE VII COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING		42

7.1	Conduct of the Business	42
7.2	Access to Information	45
7.3	Notices of Certain Events	45
7.4	SEC Filings	46
7.5	Financial Information	47
7.6	Trust Account	47
7.7	Directors’ and Officers’ Indemnification and Insurance	47

ARTICLE VIII COVENANTS OF THE COMPANY GROUP		48

8.1	Reporting and Compliance with Laws	48
8.2	Reasonable Best Efforts to Obtain Consents	48
8.3	Annual and Interim Financial Statements	48
8.4	Employees of the Company and the Manager	49
8.5	Second Amendment to the Note Purchase Agreement and All-Stars Note	49

ARTICLE IX COVENANTS OF ALL PARTIES HERETO		49

9.1	Reasonable Best Efforts; Further Assurances	49
9.2	Tax Matters	49
9.3	Settlement of the Purchaser Parties’ Liabilities	50
9.4	Compliance with SPAC Agreements	51
9.5	Registration Statement	51
9.6	Confidentiality	52
9.7	Equity Financing	53
9.8	Trust Extension	53

ARTICLE X CONDITIONS TO CLOSING		53

10.1	Condition to the Obligations of the Parties	53
10.2	Conditions to Obligations of the Purchaser Parties	54
10.3	Conditions to Obligations of the Company	55

ARTICLE XI INDEMNIFICATION		56

11.1	Indemnification of the Purchaser	56
11.2	Procedure	56
11.3	Escrow of Escrow Shares by Shareholders	58

11.4	Payment of Indemnification	59
11.5	Insurance	59
11.6	Survival of Indemnification Rights	59
11.7	Sole and Exclusive Remedy	59

ARTICLE XII DISPUTE RESOLUTION		59

12.1	Arbitration	59
12.2	Waiver of Jury Trial; Exemplary Damages	61

ARTICLE XIII TERMINATION		61

13.1	Termination Without Default	61
13.2	Termination Upon Default.	62
13.3	Survival	62

ARTICLE XIV MISCELLANEOUS		62

14.1	Notices	62
14.2	Amendments; No Waivers; Remedies	64
14.3	Arm’s Length Bargaining; No Presumption Against Drafter	64
14.4	Publicity	64
14.5	Expenses	64
14.6	No Assignment or Delegation	65
14.7	Governing Law	65
14.8	Counterparts; Facsimile Signatures	65
14.9	Entire Agreement	65
14.10	Severability	65
14.11	Construction of Certain Terms and References; Captions	65
14.12	Further Assurances	66
14.13	Third Party Beneficiaries	66
14.14	Waiver	66
14.15	Shareholders’ Representative	66

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of June 29, 2020 (the “Signing Date”), by and among Ucommune Group Holdings Limited, a Cayman Islands exempted company (the “Company”), the holding companies of certain founders as set forth on Exhibit A (each, a “Principal Shareholder” and collectively the “Principal Shareholders”), Daqing Mao, an individual, as the representative of the Shareholders (the “Shareholders’ Representative”), Orisun Acquisition Corp., a Delaware corporation (the “Parent”), Ucommune International Ltd, a Cayman Islands exempted company and wholly-owned subsidiary of the Parent (the “Purchaser”), and Everstone International Ltd, a Cayman Islands exempted company and wholly-owned subsidiary of the Purchaser (the “Merger Sub”).

W I T N E S E T H :

A. The Company, through its wholly owned and Controlled (as defined below) subsidiaries, is in the business of operating co-working space in China (the “Business”);

B. The Company is a holding company for (i) Ucommune Group Holdings (Hong Kong) Limited (“Ucommune HK”), which in turn owns 100% of the issued and outstanding equity interests in Ucommune (Beijing) Technology Co., Ltd. (优客工场（北京）信息技术有限公司, a wholly foreign-owned enterprise registered in Beijing, China, “Ucommune Technology”) in accordance with the laws of the People’s Republic of China (“PRC”) and a few other operating companies; and (ii) Melo Inc., a holding company incorporated under the laws of Delaware, which in turn owns 100% of the issued and outstanding interests in Beijing Melo Technology Co., Ltd. (北京梅罗科技有限公司, a wholly foreign-owned enterprise registered in Beijing, China, “Beijing Melo,” together with Ucommune Technology, “WFOEs” and each a “WFOE”) through Melo Hongkong Limited (“Melo HK”) in accordance with the PRC laws;

C. Ucommune Technology entered into certain variable interest entity contracts with Ucommune (Beijing) Venture Investment Co., Ltd. (优客工场（北京）创业投资有限公司, a limited liability company organized and existing under the laws of the PRC, “Ucommune Venture”) and the registered shareholders of Ucommune Venture, and Beijing U Bazaar Technology Co., Ltd. (北京优鲜集科技有限公司, a limited liability company organized and existing under the laws of the PRC, “Beijing U Bazaar”) and the registered shareholders of Beijing U Bazaar, pursuant to which the profits of Ucommune Venture and Beijing U Bazaar and their respective subsidiaries (each of such subsidiaries of Ucommune Venture, Beijing U Bazaar, and Weixue Tianxia (defined below), a “VIE Sub”, and collectively, the “VIE Subs”, together with Ucommune Venture, Beijing U Bazaar, and Weixue Tianxia, the “VIE Entities”, and each a “VIE Entity”), are directly or indirectly payable to Ucommune Technology, and in connection with such variable interest entity contracts, Ucommune Venture, Beijing U Bazaar and their respective VIE Subs are directly or indirectly Controlled by Ucommune Technology;

D. Beijing Melo, Beijing Weixue Tianxia Education Technology Co., Ltd. (北京微学天下教育科技有限公司, a limited liability company organized and existing under the laws of the PRC, “Weixue Tianxia”) and the registered shareholders of Weixue Tianxia are parties to certain variable interest entity contracts, pursuant to which the economic benefits of Weixue Tianxia and its VIE Subs (if applicable), are directly or indirectly payable to Beijing Melo, and in connection with such variable interest entity contracts, Weixue Tianxia and its VIE Subs are directly or indirectly Controlled by Beijing Melo;

E. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

F. The Purchaser is a wholly-owned subsidiary of Parent and was formed for the sole purpose of the merger of Parent with and into Purchaser, in which Purchaser will be the surviving corporation (the “Reincorporation Merger”); and

G. Concurrently with the Reincorporation Merger, the parties hereto desire that the Merger Sub shall merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Cayman Islands Companies Law (2020 Revision) (the “Cayman Law”) (the “Acquisition Merger”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Agreements” mean the Escrow Agreement, Lock-up Agreements, Registration Rights Agreement, Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements.

1.3 “Advisory Fees” mean the compensation being paid to Chardan as agreed pursuant to an agreement between Chardan and the Parent on September 18, 2019.

1.4 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (a) with respect to all periods prior to the Closing and subsequent to the Closing, each Principal Shareholder is an Affiliate of the Company, and (b) with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.5 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.6 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York or PRC are authorized to close for business.

1.8 “Chardan” means Chardan Capital Markets, LLC and/or its designees.

1.9 “Closing Payment Shares” means such number of Purchaser Ordinary Shares equal to $700,000,000, divided by $10.00, less the number of Purchaser Ordinary Shares issuable pursuant to Company Options.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Company Options” means the options to purchase Company Ordinary Shares that were granted pursuant to the Company Plan.

1.12 “Company Plan” means Ucommune Group Holdings Limited 2019 Share Incentive Plan, as amended from time to time.

1.13 “Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Ordinary Shares.

1.14 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with Section 7.1 after the Signing Date and prior to the Closing.

1.15 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.16 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

1.17 “Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.18 “Escrow Agreement” means the agreement in the form attached as Exhibit C hereto among the Shareholders’ Representative, the Escrow Agent, and the Purchaser with respect to the Escrow Shares.

1.19 “Escrow Agent” means Loeb & Loeb LLP.

1.20 “Escrow Shares” means Purchaser Ordinary Shares representing 5% of the aggregate amount of Closing Payment Shares.

1.21 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.22 “Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

1.23 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.24 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.25 “IPO” means the initial public offering of Parent pursuant to a prospectus dated August 5, 2019.

1.26 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.27 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.28 “Inventory” is defined in the UCC.

1.29 “Investment Management Trust Agreement” means the investment management trust agreement made as of August 2, 2019 by and between the Parent and the Trustee.

1.30 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.31 “Leases” means the leases set forth on Schedule 1.31 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.32 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.33 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.34 “Lock-up Agreement” means the agreements in the forms attached as Exhibit F or agreement(s) substantially equivalent thereto mutually agreed by the Purchaser Parties and the Company, dated as of the Closing Date hereof entered into by and between the persons listed on Schedule 1.34 and the Purchaser.

1.35 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any matter of which Parent is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

1.36 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.37 “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

1.38 “Parent Common Stock” means the common stock, par value $0.00001 per share, of Parent.

1.39 “Parent Right” means the issued and outstanding rights of Parent, each such right convertible into one-tenth (1/10) of one share of Parent Common Stock at the closing of a business combination.

1.40 “Parent Securities” means the Parent Common Stock, Parent Rights, Parent Units, Parent Warrants and Parent UPO, collectively.

1.41 “Parent Unit” means each outstanding unit consisting of one share of Parent Common Stock, one Parent Warrant and one Parent Right.

1.42 “Parent UPO” means the option issued to Chardan Capital Markets, LLC and/or its designees, to purchase up to an aggregate of 333,002 Parent Units at a price of $11.50 per Parent Unit.

1.43 “Parent Warrant” means a warrant to purchase one-half of one share of Parent Common Stock at a price of $11.50 per whole share of Parent Common Stock.

1.44 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, (C) that not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law, and (D) the Liens set forth on Schedule 1.44; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP).

1.45 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.46 “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.47 “Purchaser Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

1.48 “Purchaser Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

1.49 “Purchaser Ordinary Shares” means the Purchaser Class B Ordinary Shares and the Purchaser Class A Ordinary Shares.

1.50 “Purchaser Rights” means the issued and outstanding rights of Purchaser, each such right convertible into one-tenth (1/10) of a Purchaser Class A Ordinary Share at the closing of a business combination.

1.51 “Purchaser Securities” means the Purchaser Ordinary Share, Purchaser Rights, Purchaser Units, Purchaser Warrants and Purchaser UPO, collectively.

1.52 “Purchaser UPO” means the option issued to Chardan Capital Markets, LLC and/or its designees, to purchase up to an aggregate of 333,002 Parent Units at a price of $11.50 per Parent Unit.

1.53 “Purchaser Warrants” means the right to purchase one-half of one Purchaser Class A Ordinary Share at a price of $11.50 per whole share.

1.54 “Purchaser Unit” means a unit of the Purchaser comprised of one Purchaser Class A Ordinary Share, one Purchaser Warrant and one Purchaser Right.

1.55 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.56 “Registration Rights Agreement” means the agreement governing the resale of the Closing Payment Shares.

1.57 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.58 “SEC” means the Securities and Exchange Commission.

1.59 “Securities Act” means the Securities Act of 1933, as amended.

1.60 “Shareholder” means the shareholders of the Company.

1.61 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.62 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property, including the items listed on Schedule 5.14.

1.63 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.64 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.65 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.66 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.67 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.68 “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on any securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined by reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

1.69 “$” means U.S. dollars, the legal currency of the United States.

ARTICLE II
REINCORPORATION MERGER

2.1 Reincorporation Merger. Concurrently with the Acquisition Merger, at the Reincorporation Effective Time (as defined in Section 2.2), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the laws of Delaware (the “Delaware Law”) and Cayman Law, respectively, the Parent shall be merged with and into the Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after the Reincorporation Merger is hereinafter sometimes referred to as the “Reincorporation Surviving Corporation”.

2.2 Reincorporation Effective Time. The parties hereto shall cause the Reincorporation Merger to be consummated concurrently with the Acquisition Merger by filing the plan of merger (and other documents required by Delaware Law and Cayman Law) with the Registrar of Companies in the Cayman Islands, in accordance with the relevant provisions of Delaware Law and Cayman Law (the time of such filings, or such later time as specified in the plan of merger, being the “Reincorporation Effective Time”).

2.3 Effect of the Reincorporation Merger. At the Reincorporation Effective Time, the effect of the Reincorporation Merger shall be as provided in this Agreement, the plan of merger and the applicable provisions of Delaware Law and Cayman Law. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Reincorporation Surviving Corporation, which shall include the assumption by the Reincorporation Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Reincorporation Effective Time, and all securities of the Reincorporation Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(a) through (e) hereof shall be listed on the public trading market on which the Parent Units may be trading at such time.

2.4 Memorandum and Articles of Association. At the Reincorporation Effective Time, the memorandum and articles of association of the Reincorporation Surviving Corporation shall be the amended and restated memorandum and articles of association of Parent, except that such memorandum and articles shall be amended and restated so that they read in their entirety as set forth in Exhibit D annexed hereto, and, as so amended and restated, shall be the memorandum and articles of association of the Reincorporation Surviving Corporation until thereafter amended in accordance with their terms, the Organizational Documents of the Reincorporation Surviving Corporation and as provided by Law.

2.5 Directors and Officers of the Reincorporation Surviving Corporation. Immediately after the Reincorporation Effective Time and concurrently with the Closing, the Reincorporation Surviving Corporation’s board of directors shall consist of at least five (5) directors who shall be designated by the Company and a majority of whom shall qualify as independent directors under Nasdaq rules.

2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Common Stock.

(i) At the Reincorporation Effective Time, every issued and outstanding share of Parent Common Stock (other than those described in Section 2.6(g) or Section 2.11 below) shall be converted automatically into one Purchaser Class A Ordinary Share. At the Reincorporation Effective Time, all Parent Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Common Stock outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Common Stock, except as provided herein or by Law. Each certificate previously evidencing Parent Common Stock shall be exchanged for a certificate representing the same number of Purchaser Class A Ordinary Shares upon the surrender of such certificate in accordance with Section 2.7.

(ii) Each certificate formerly representing Parent Common Stock (other than those described in Section 2.6(g) or Section 2.11 below) shall thereafter represent only the right to receive the same number of Purchaser Class A Ordinary Shares. Each certificate formerly representing Parent Common Stock (“Parent Dissenting Shares”) owned by holders of Parent Common Stock who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Delaware Law (“Parent Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 2.11, unless and until such Parent Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to Delaware Law with respect to any Parent Dissenting Shares.

(b) Parent Units. At the Reincorporation Effective Time, every issued and outstanding Parent Unit shall be converted automatically into one Purchaser Unit. At the Reincorporation Effective Time, all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Units outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law. Each certificate previously evidencing Parent Units shall be exchanged for a certificate representing the same number of Purchaser Units upon the surrender of such certificate in accordance with Section 2.7.

(c) Parent Rights. At the Reincorporation Effective Time, every issued and outstanding Parent Right shall be converted automatically into one Purchaser Right. At the Reincorporation Effective Time, all Parent Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Rights outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Rights, except as provided herein or by Law. Each certificate previously evidencing Parent Rights shall be exchanged for a certificate representing the same number of Purchaser Rights upon the surrender of such certificate in accordance with Section 2.7.

(d) Parent UPO. At the Reincorporation Effective Time, every issued and outstanding Parent UPO shall be converted automatically into one Purchaser UPO. At the Reincorporation Effective Time, all Parent UPOs shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser UPOs shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent UPOs that are outstanding immediately prior to the Reincorporation Effective Time. At or prior to the Reincorporation Effective Time, the Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser UPOs remain outstanding, a sufficient number of Purchaser Units for delivery upon the exercise of such Purchaser UPOs and the exercise of the Purchaser Rights included in such Purchaser UPOs.

(e) Parent Warrants. At the Reincorporation Effective Time, every issued and outstanding Parent Warrant shall be converted automatically into one Purchaser Warrant. At the Reincorporation Effective Time, all Parent Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Warrants outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Warrants, except as provided herein or by Law. Each certificate previously evidencing Parent Warrants shall be exchanged for a certificate representing the same number of Purchaser Warrants upon the surrender of such certificate in accordance with Section 2.7.

(f) Cancellation of Parent Common Stock Owned by Parent. At the Reincorporation Effective Time, if there are any shares of Parent Common Stock that are owned by the Parent as treasury shares or any shares of Parent Common Stock owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Reincorporation Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(g) Transfers of Ownership. If any securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Reincorporation Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 Surrender of Securities. All securities issued upon the surrender of Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8 Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, as may be required pursuant to Section 2.7; provided, however, that Reincorporation Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Reincorporation Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 Section 368 Reorganization. For U.S. Federal income tax purposes, the Reincorporation Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parent and the Purchaser hereby adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations. The Parent and Purchaser agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations. The parties to this agreement hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Reincorporation Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify as a reorganization under Section 368 of the Code.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and the Purchaser, the officers and directors of the Parent and the Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11 Dissenter’s Rights. No person who has validly exercised their appraisal rights pursuant to Delaware Law shall be entitled to receive the equivalent number of Purchaser Class A Ordinary Shares with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder unless and until such Parent Dissenting Shareholder shall have effectively withdrawn or lost their appraisal rights under the Delaware Law. Each Parent Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in Delaware Law with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. The Parent shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Parent relating to any Parent Dissenting Shareholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Delaware Law. The Parent shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.12 Agreement of Fair Value. Parent, Purchaser and the Company respectively agree that the consideration payable for the Purchaser Class A Ordinary Shares represents the fair value of such Purchaser Class A Ordinary Shares for the purposes of Delaware Law.

ARTICLE III
ACQUISITION MERGER

3.1 Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.2), concurrently with the Reincorporation Merger, and in accordance with the applicable provisions of Cayman Law, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Acquisition Merger (the “Surviving Corporation”).

3.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the Acquisition Merger (the “Closing”) shall take place concurrently with the Reincorporation Merger at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York on a date no later than five (5) Business Days after the satisfaction or waiver of all the conditions set forth in Article X, or at such other place and time as the Company and the Purchaser Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger (the “Plan of Merger”) in form and substance acceptable to the Merger Sub and the Company and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger (and other documents required by Cayman Law) with the Registrar of Companies in the Cayman Islands in accordance with the relevant provisions of Cayman Law (the time of such filings, or such later time as specified in the Plan of Merger, being the “Effective Time”).

3.3 Board of Directors. Immediately after the Closing, the Surviving Corporation’s board of directors shall consist of at least three (3) directors who shall be the existing directors of the Company immediately prior to the Effective Time and the Closing.

3.4 Effect of the Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of Cayman Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub set forth in this Agreement to be performed after the Effective Time.

3.5 Memorandum and Articles of Association of the Surviving Corporation. At the Effective Time, the memorandum and articles of association of the Surviving Corporation shall be the memorandum and articles of association of the Company, except that such memorandum and articles shall be amended and restated so that they read in their entirety as set forth in Exhibit E annexed hereto, and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended in accordance with their terms, the Organizational Documents of the Surviving Corporation and as provided by Law.

3.6 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the Company, the officers and directors of the Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.7 Section 368 Reorganization. For U.S. Federal income tax purposes, the Acquisition Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Acquisition Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE IV
CONSIDERATION

4.1 Conversion of Capital.

(a) Conversion of Ordinary Share. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or the Shareholders of the Company, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares as defined below) shall be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Shares for such number of Company Ordinary Shares (the “Applicable Per Share Merger Consideration”) as specified on Exhibit B hereto. For avoidance of any doubt, each Shareholder of the Company will cease to have any rights with respect to the Company Ordinary Shares, except the right to receive the Applicable Per Share Merger Consideration.

(b) Conversion of Company Option. At the Effective Time, by virtue of the Acquisition Merger, each outstanding Company Option (whether vested or unvested) shall be assumed by Purchaser and automatically converted into an option to purchase a Purchaser Class A Ordinary Shares (each an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in the Company Plan (except any references therein to the Company or the Company Ordinary Shares will instead mean the Purchaser and the Purchaser Class A Ordinary Shares, respectively). As of the Effective Time, each Assumed Option shall be an option to acquire that number of whole shares of Purchaser Class A Ordinary Shares (rounded down to the nearest whole share) equal to the product of: (i) the number of Company Ordinary Shares subject to such Company Option multiplied by (ii) 0.478333 (the “Exchange Ratio”), at an exercise price per one Purchaser Class A Ordinary Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (a) the exercise price per one Company Ordinary Share of such Company Option by (b) the Exchange Ratio. The Purchaser shall take all corporate action necessary to reserve for future issuance and shall maintain such reservation for so long as any the Assumed Option remain outstanding, a sufficient number of Purchaser Class A Ordinary Shares for delivery upon the exercise of such Assumed Option.

(c) Dissenting Shares. Each Company Ordinary Share (the “Dissenting Shares”) owned by holders of Company Ordinary Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Acquisition Merger pursuant to Cayman Law (the “Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 4.4, unless and until such Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the Acquisition Merger pursuant to Cayman Law with respect to any Dissenting Shares.

(d) Share Capital of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one ordinary share of the Surviving Corporation (and such share of the Surviving Corporation into which the ordinary share of Merger Sub are so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time).

(e) Treatment of Certain Company Ordinary Share. At the Effective Time, all Company Ordinary Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Controlled Subsidiaries as of immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(f) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Surrender of Certificates. All securities issued upon the surrender of Company Ordinary Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Closing Payment Shares so issued in exchange.

(h) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Ordinary Share shall have been lost, stolen or destroyed, the Purchaser shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(i) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company or the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of capital stock of the Company or Purchaser as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.2 Payment of Merger Consideration.

(a) Upon and subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser shall (i) issue to each Shareholder such number of Closing Payment Shares (less the number of Escrow Shares as applicable) opposite such Shareholder’s name on Exhibit B and (ii) issue the Escrow Shares to the Escrow Agent to be held pursuant to the terms of this Agreement and the Escrow Agreement.

(b) No certificates or scrip representing fractional Purchaser Ordinary Shares will be issued pursuant to the Acquisition Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser.

(c) Legend. Each certificate issued pursuant to the Acquisition Merger to any holder of Company Ordinary Shares shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Ordinary Shares:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES OF COMMON STOCK HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

4.3 Earn-out Payment. In addition to the Closing Payment Shares, the Persons as set forth on Schedule 4.3 shall be entitled to receive additional Purchaser Class A Ordinary Shares as follows (the “Earn-out Shares”):

(a) 2,000,000 Purchaser Class A Ordinary Shares if (i) the VWAP of the Purchaser Class A Ordinary Shares equals or exceeds $16.50 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2022 on any securities exchange or securities market on which the Purchaser Ordinary Shares are then traded or (ii) the revenue of the Company exceeds RMB850,000,000 in the fiscal year of 2020 pursuant to the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2020;

(b) 1,000,000 Purchaser Class A Ordinary Shares if (i) the VWAP of the Purchaser Class A Ordinary Shares equals or exceeds $22.75 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2023 on any securities exchange or securities market on which the Purchaser Ordinary Shares are then traded or (ii) the revenue of the Company exceeds RMB1,275,000,000 in the fiscal year of 2021 pursuant to the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2021; and

(c) 1,000,000 Purchaser Class A Ordinary Shares if (i) the VWAP of the Purchaser Class A Ordinary Shares equals or exceeds $30.00 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2024 on any securities exchange or securities market on which the Purchaser Ordinary Shares are then traded or (ii) the revenue of the Company exceeds RMB1,912,000,000 in the fiscal year of 2022 pursuant to the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2022.

(d) The Earn-out Shares shall be issued by the Purchaser within five (5) Business Days after the satisfaction of the requirements as set forth in this Section 4.3.

(e) All shares and per share amounts in this Section 4.3 shall be appropriately adjusted to reflect splits, subdivisions, share dividends and similar events subsequent to the Closing Date.

4.4 Dissenter’s Rights

(a) No person who has validly exercised their dissenters’ rights pursuant to Cayman Law shall be entitled to receive the Applicable Per Share Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost their dissenters’ rights under the Cayman Law. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in Cayman Law with respect to the Dissenting Shares owned by such Dissenting Shareholder. The Company shall give the Purchaser (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Shareholder’s rights of dissent under Cayman Law and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Law. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(b) In the event that any written notices of objection to the Acquisition Merger are served by any shareholders of the Company pursuant section 238(2) of the Cayman Laws, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Acquisition Merger and the Acquisition Merger on such shareholders pursuant to section 238(4) of the Cayman Law within twenty (20) days of obtaining the Requisite Company Vote, provided, that prior to serving any such notice, the Company shall consult with the Purchaser with respect to such notice and shall afford the Purchaser a reasonable opportunity to comment thereon.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Principal Shareholders of the Company, jointly and severally, hereby represent and warrant to the Parent, the Purchaser and the Merger Sub (collectively, “Purchaser Parties”) that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding Section of this Agreement only; provided that where it is apparent on the face of a disclosure under a particular schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other Sections of this Agreement, such disclosure may also be deemed to be relevant to such other Sections. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries. It is being acknowledged that the schedules to this Article V shall be collectively attached hereto as Exhibit G.

5.1 Corporate Existence and Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Schedule 5.1 lists all jurisdiction in which any member of the Company Group is qualified to conduct the business.

5.2 Authorization. The execution, delivery and performance by each Company Group of this Agreement and the Additional Agreements to which it is a party and the consummation by each Company Group of the transactions contemplated hereby and thereby are within the corporate powers of such Company Group and have been duly authorized by all necessary action on the part of such Company Group, subject to the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby by way of a special resolution of the shareholders of the Company passed by the affirmative vote of holders of Company Ordinary Shares representing at least two-thirds of the votes of the Company Ordinary Shares present and voting in person or by proxy at a meeting of the shareholders of the Company in accordance with the memorandum and articles of association of the Company (the “Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company Group enforceable against such Company Group in accordance with their respective terms to which it is a party.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company Group of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority except for the approvals listed on Schedule 5.3 (each of the foregoing, a “Governmental Approval”).

5.4 Non-Contravention. Except as set forth on Schedule 5.4, none of the execution, delivery or performance by the Company Group of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the organizational or constitutive documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 5.10 requiring Company Group Consents (but only as to the need to obtain such Company Group Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Ordinary Share, or any of the Company Group’s assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Company Ordinary Shares, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.5 Capital Structure.

(a) Capital Stock. The Company has an authorized capital of $50,000 consisting of 500,000,000 ordinary shares, par value $0.0001 per share (the “Company Ordinary Share”) of which 131,312,984 Company Ordinary Shares are issued and outstanding as of the date hereof. No Company Ordinary Share is held in its treasury. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Ordinary Shares are owned legally and beneficially by the Persons set forth on Exhibit B. The only Company Ordinary Shares that will be issued and outstanding immediately after the Closing will be the Company Ordinary Shares owned by the Purchaser. No other class in the share capital of the Company is authorized or issued or outstanding.

(b) Company Options. As of the date of this Agreement, an aggregate of 15,028,567 Company Ordinary Shares were reserved for issuance pursuant to the Company Plan Schedule 5.5.(b) sets forth as of the date of this Agreement a list of each outstanding Company Option granted under the Company Plan and: (a) the name of the holder of such Company Options if such holder is deemed as Key Personnel as set forth on Schedule 8.4 or as outside counsels or advisors of the Company; (b) the title(s) of the holders if such holder(s) is deemed as core employees; (c) the number of Company Ordinary Shares subject to such outstanding Company Options; (d) if applicable, the exercise price, purchase price, or similar pricing of such Company Options; (e) the applicable vesting schedule of such Company Options; and (f) the date on which such Company Option expires. There are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Options as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).

(c) Other than the Company Options and except as set forth on Schedule 5.5(c), there are no: (a) outstanding Company Share Rights; (b) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company, or (c) to the knowledge of the Company, agreements with respect to any of the Company Ordinary Share, including any voting trust, other voting agreement or proxy with respect thereto.

5.6 Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the Purchaser Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Each member of the Company Group has not taken any action in violation or derogation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.7 Corporate Records. All proceedings of the board of directors occurring since June 30, 2018, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of the Company Group relating to all issuances and transfers of stock or share by the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of the Company Group since June 30, 2018, have been made available to the Purchaser Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company Group.

5.8 Assumed Names. Schedule 5.8 is a complete and correct list of all assumed or “doing business as” names currently or, within two (2) years prior to the date of this Agreement used by the Company Group, including names on any websites. Since June 30, 2018, none of the Company Group has used any name other than the names listed on Schedule 5.8 to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

5.9 Subsidiaries.

(a) Schedule 5.9(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than the VIE Entities or as set forth in the VIE Contracts (as defined below) or as set forth on Schedule 5.9(a), as the case may be, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 5.9(a), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.9(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.9(a), there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Each of Ucommune HK and Melo HK is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of Ucommune Technology and Beijing Melo, respectively. There are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of the WFOEs. Each of the WFOE is a party to certain variable interest entity contracts with certain VIE Entities, and the registered shareholders of such, which are set forth on Schedule 5.9(b) (the “VIE Contracts”), pursuant to which the economic benefits of each VIE Entity are payable to the WFOEs directly or indirectly, and each VIE Entity is contractually Controlled directly or indirectly by the WFOEs.

(c) The capital and organizational structure of each WFOE and VIE Entity (each, a “PRC Subsidiary”) are valid and in full compliance with the applicable PRC Laws, other than as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.9(c), the registered capital of each PRC Subsidiary has been fully paid up in accordance with the schedule of payment stipulated in its Organizational Documents, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws. The PRC Establishment Documents of each PRC Subsidiary has been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. The business scope specified in the PRC Establishment Documents complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Subsidiary in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.

5.10 Consents. The Contracts listed on Schedule 5.10 are the only Contracts binding upon the Company Group or by which any of the Company Ordinary Share, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

5.11 Financial Statements.

(a) Schedule 5.11 includes (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2018 and 2017, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, (ii) the unaudited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2019, consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statements for the twelve (12) month periods ended on such date, and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such date, and (iii) unaudited financial statements of the Company as of and for the three (3) month period ended March 31, 2020 (the “Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date (the “Company Balance Sheet”), the unaudited consolidated income statement for the three (3) month periods ended on such date, and the unaudited consolidated cash flow statements for the three (3) month periods ended on such date (collectively, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Company Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Balance Sheet Date, there are no material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Company Balance Sheet are included therein.

(d) The Company Balance Sheet included in the Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 5.11, the Company does not have any material Indebtedness.

5.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of the Company Group are accurate, complete, and authentic.

(a) The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 5.12(b), the Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company Group and which is not located at the relevant office.

5.13 Absence of Certain Changes. Since the Balance Sheet Date, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 5.13, since the Balance Sheet Date, there has not been:

(a) any Material Adverse Effect;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Company Group relating to the Business, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all material respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares or of shares of capital stock or other equity interests in the Company Group (other than pursuant to the Company Plan), or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares or shares of capital stock or other equity interests (other than pursuant to the Company Plan);

(d) (i) any creation or other incurrence of any Lien other than Permitted Liens on the Company Ordinary Share or any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group, in each case other than in the ordinary course of business consistent with past practice of the Company Group;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company Group;

(f) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(g) any sale, transfer, lease to others or otherwise disposition of any of its material assets by the Company Group except for inventory, licenses or services sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h) (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company Group, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company Group under any Material Contract, or any material license or material permit from any Authority held by the Company Group, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(i) other than in the ordinary course of business, any capital expenditure by the Company Group in excess in any fiscal month of $1,000,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed $15,000,000 in the aggregate by the Company Group;

(j) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

(k) any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group, in excess of $5,000,000, other than accounts payable and accrued liabilities in the ordinary course of business consistent with past business;

(l) except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any revaluation of any of the assets of the Company Group;

(m) any material amendment to the Company Group’s Organizational Documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or the transactions contemplated hereunder;

(n) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

(o) any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement the principal purpose of which does not relate to Taxes) entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group; or

(p) any undertaking of any legally binding obligation to do any of the foregoing.

Since the Balance Sheet Date through and including the date hereof, the Company Group has not taken any action nor has any event occurred which would have violated the covenants of the Company Group set forth in Section 8.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

5.14 Properties; Title to the Company Group’s Assets.

(a) Except as set forth on Schedule 5.14(a), the material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is in the control of the Company or its employees.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.14(b), no such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15 Litigation. Except as set forth on Schedule 5.15, there is no Action (or any basis therefore) pending against, or to the knowledge of the Company Group threatened against or affecting, the Company Group, any of its officers or directors, the Business, or any Company Ordinary Shares or Company Options, or any of the Company Group’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. Each member of the Company Group is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.16 Contracts.

(a) Schedule 5.16(a) lists all material Contracts, oral or written (collectively, the “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of $3,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $3,000,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $500,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;

(iv) all Contracts creating a material joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any material acquisitions or dispositions of assets by the Company Group in excess of $3,000,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(vii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company Group or substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company Group;

(ix) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x) all Contracts with or pertaining to the Company Group to which any 10% Shareholder is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $3,000,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $3,000,000;

(xiii)   any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xiv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party; and

(xv) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.16(b), (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company Group previously provided to the Purchaser Parties true and correct fully executed copies of each written Material Contract.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.16(c), none of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) Except would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 5.16(d), the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.17 Licenses and Permits. Schedule 5.17 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has all Permits necessary to operate the Business.

5.18 Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.18, the Company Group is not in violation of, has not violated, and to the Company Group’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months the Company Group has not received any subpoenas by any Authority. Except as set forth on Schedule 5.18, no material permit, license or registration is required by the Company Group in the conduct of the Business under any of the Laws described in this Section 5.18. The WFOE has complied in all material respects with all applicable PRC Laws in connection with foreign exchange.

5.19 Intellectual Property.

(a) Schedule 5.19 sets forth a true, correct and complete list of all material Intellectual Properties owned by the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Properties.

(b) Within the past two (2) years the Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company Group has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(c) To the knowledge of the Company Group, the current use by the Company Group of the Intellectual Property Rights does not infringe, and will not infringe, the rights of any other Person in any material respect.

(d) Except as disclosed on Schedule 5.19(d), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e) None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(f) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business.

5.20 Customers and Suppliers.

(a) Schedule 5.20(a) sets forth a list of the Company Group’s ten (10) largest customers and the ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s 2019 fiscal year and for the first three (3) months of the Company’s March 31, 2020 fiscal quarter, showing the approximate total sales by the Company Group to each such customer and the approximate total purchases by the Company Group from each such supplier, during each such period.

(b) Except as set forth on Schedule 5.20(b), to the actual knowledge of the Company Group, no supplier listed on Schedule 5.20(a) has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the knowledge of the Company Group, become insolvent or subject to bankruptcy proceedings.

5.21 Accounts Receivable and Payable; Loans.

(a) To the Company Group’s knowledge, all accounts receivables and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the Company Group’s knowledge, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the Company Group’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company Group’s knowledge, except as set forth on Schedule 5.21(b), all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 5.21(c) separately identifies any and all accounts receivables or notes of the Company Group which are owed by any Affiliate of the Company Group as of the Balance Sheet Date. Except as set forth on Schedule 5.21(c), the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

5.22 Pre-payments. Except as set forth on Schedule 5.22, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.23 Employees.

(a) Schedule 5.23(a) sets forth a true, correct and complete list of each of the Key Personnel of the Company Group as of March 31, 2020, setting forth the name, title for each such person.

(b) Except as set forth on Schedule 5.23(b), the Company Group is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company Group, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company Group, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

5.24 Employment Matters.

(a) Schedule 5.24(a) sets forth a true and complete list of (i) the form of employment agreement and if applicable, commission agreement (the “Labor Agreements” ), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the Purchaser Parties true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b) Except as disclosed on Schedule 5.24(b):

(i) to the knowledge of the Company Group, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

5.25 Withholding. Except as disclosed on Schedule 5.25, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 5.25, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.26 Real Property.

(a) Except as set forth on Schedule 5.26, the Company Group does not own any Real Property. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has good, valid and subsisting title to its respective owned Real Property described on Schedule 5.26, free and clear of all Liens (except for the Permitted Liens).

(b) With respect to each Lease: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used in all material respects, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties other than as would, individually or in the aggregate, would cost the Company Group less than $200,000 to repair or otherwise remediate for any single Real Property.

5.27 Accounts. Schedule 5.27 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

5.28 Tax Matters.

(a) Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 5.28(a), all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the Company Group, threatened, with respect to Taxes of the Company Group or for which a Lien may be imposed upon any of the Company Group’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) to the knowledge of the Company Group, the Company Group has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vii) to the knowledge of the Company Group, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to Purchaser pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) none of the assets of the Company Group is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (ix) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (xi) except as set forth on Schedule 5.28(xi), no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (xii) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xiii) the Company Group is not, and has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiii) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Company Group.

(b) The unpaid Taxes of the Company Group for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Return.

5.29 Environmental Laws.

(a) Except as set forth on Schedule 5.29, the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company Group has delivered to the Purchaser Parties all material records in its possession concerning the Hazardous Materials Activities of the Company Group and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group.

(c) Except as set forth on Schedule 5.29(c) and to the knowledge of the Company Group, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

5.30 Finders’ Fees. Except as set forth on Schedule 5.30, with respect to the the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Parent, Purchaser or any of its Affiliates (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.31 Powers of Attorney and Suretyships. Except as set forth on Schedule 5.31, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

5.32 Directors and Officers. Schedule 5.32 sets forth a true, correct and complete list of all directors and officers of the Company.

5.33 Other Information. Neither this Agreement nor any of the documents or other information made available to the Purchaser Parties or their Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review of the Business, the Company share capital, the Company Group’s assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. The Company Group has provided the Purchaser Parties with all requested material information regarding the Business.

5.34 Certain Business Practices. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since September 2015, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company Group, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Group that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

5.35 Money Laundering Laws. The operations of the Company Group are and have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company Group, threatened.

5.36 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Purchaser Parties hereby, jointly and severally, represent and warrant to the Company Group that, except as disclosed in the Parent SEC Documents, each of the following representing representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date):

6.1 Corporate Existence and Power. Parent is a company duly organized, validly existing and in good standing under the laws of Delaware. Each of Purchaser and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Purchaser Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

6.2 Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required Parent Stockholder Approval (as defined in Section 10.1(f)). This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon their execution and delivery, the Additional Agreements (to which it is a party to) will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms.

6.3 Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by the Purchaser Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4 Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement or any Additional Agreements do not and will not (i) provide that holders of fewer than the number of Parent Common Stock specified in the Parent’s Organizational Documents exercise its redemption rights with respect to such transaction, contravene or conflict with the organizational or constitutive documents of Purchaser, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser Parties, except, in each case of clauses (i) and (ii), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Purchaser Parties.

6.5 Finders’ Fees. Except for the Deferred Underwriting Amount and the Advisory Fees, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent, Purchaser or their Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

6.7 Capitalization.

(a) The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock, par value $0.00001 per share, and 1,000,000 shares of preferred stock, par value $0.00001 per share, of which 5,783,235 share of Parent Common Stock are issued and outstanding as of the date hereof. 366,302 shares of Parent Common Stock are reserved for issuance upon the exercise of the Parent Units underlying the Parent UPO, and another 2,803,944 shares of Parent Common Stock are reserved for issuance with respect to the Parent Warrants and Parent Rights. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) At the date of this Agreement, the authorized capital stock of Purchaser consists of 500,000,000 Purchaser Ordinary Shares, par value $0.0001 per share, of which one (1) Purchaser Ordinary Share is issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) At the Reincorporation Effective Time, the authorized capital stock of Purchaser consists of 500,000,000 Purchaser Ordinary Shares (including 400,000,000 Purchaser Class A Ordinary Shares and 100,000,000 Purchaser Class B Ordinary Shares), par value $0.0001 per share. Schedule 6.7(c) lists the number of Purchaser Ordinary Share are issued and outstanding at the Reincorporation Effective Time and at the Closing. No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d) The authorized share capital of Merger Sub is $50,000 divided into 50,000 ordinary shares, par value $1 per share (the “Merger Sub Ordinary Share”) of which one (1) share of Merger Sub Ordinary Share is issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding of Merger Sub Ordinary Share(s) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Share(s) or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Information Supplied. None of the information supplied or to be supplied by the any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).

6.9 Trust Fund. As of the date of this Agreement, the Parent has at least $44,400,240 in the trust fund established by the Parent for the benefit of its public stockholders (the “Trust Fund”) in a United States-based account at JP Morgan Chase, N.A., maintained by American Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement.

6.10 Listing. As of the date hereof, the Parent Units, Parent Common Stock, Parent Warrants and Parent Rights are listed on the Nasdaq Capital Market, with trading symbols “ORSNU,” “ORSN,” “ORSNW,” and “ORSNR.”

6.11 Board Approval. Each of the Parent Board (including any required committee or subgroup of such boards), the sole director of the Purchaser and the sole director of the Merger Sub have, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders or shareholders of the Purchaser Parties, as applicable, and (iii) solely with respect to the Parent Board, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

6.12 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Purchaser as of the dates thereof and the results of operations of the Purchaser for the periods reflected therein. The Parent Financial Statements (i) were prepared from the Books and Records of the Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Parent with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Parent’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Parent. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Parent Financial Statements.

6.13 Litigation. There is no Action (or any basis therefore) pending against any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Purchaser Parties. No Purchaser Party is, and has previously been, subject to any legal proceeding with any Authority.

6.14 Compliance with Laws. No Purchaser Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and the Purchaser has not previously received any subpoenas by any Authority.

6.15 Money Laundering Laws. The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser Parties, threatened.

6.16 OFAC. Neither the Purchaser Parties, nor any director or officer of the Purchaser Parties (nor, to the knowledge of the Purchaser Parties, any agent, employee, affiliate or Person acting on behalf of the Purchaser Parties) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Purchaser Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

6.17 Not an Investment Company. The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.18 Tax Matters.

(a) Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. (i) each Purchaser Party has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the Purchaser Parties, threatened, with respect to Taxes of the Purchaser Parties or for which a Lien may be imposed upon any of either of the Purchaser Parties’ assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Purchaser Parties for which a Lien may be imposed on any of the Purchaser Parties’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) to the knowledge of the Purchaser Parties, the Purchaser Parties complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Purchase Parties; (vii) to the knowledge of the Purchaser Parties, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to Purchaser pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) none of the assets of the Purchaser Parties is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (ix) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Purchaser Parties; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Purchaser Parties; (xi) no claim has been made by a Taxing Authority in a jurisdiction where the Purchaser Parties have not paid any tax or filed Tax Returns, asserting that the any of the Purchaser Parties is or may be subject to Tax in such jurisdiction; (xii) there is no outstanding power of attorney from either of the Purchaser Parties authorizing anyone to act on behalf of such party in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of that party; (xiii) no Purchaser Party is, or has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiv) the neither Purchaser Party is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Purchaser Parties.

(b) The unpaid Taxes of the Purchaser Parties for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Purchaser Parties in filing its Tax Return.

6.19 Contracts. Schedule 6.19 lists all material Contracts, oral or written to which any of the Purchaser Parties is a party other than those available in full without redaction on the SEC’s website through EDGAR.

ARTICLE VII
COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING

Each of the Company Group and the Purchaser Parties covenants and agrees that:

7.1 Conduct of the Business. (a) From the date hereof through the Closing Date, each party shall, and shall cause its Subsidiaries to, conduct their respective business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld), the Company and the Purchaser Parties shall not:

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group or the Purchaser Parties, which involve payments in excess of $5,000,000;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $5,000,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $5,000,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company Group’s or the Purchaser Parties’ assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $5,000,000;

(vi) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

(viii) authorize any salary increase of more than 10% for any employee making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company Group or the Purchaser Parties;

(ix) obtain or incur any loan or other Indebtedness in excess of $5,000,000, including drawings under the Company Group’s or the Purchaser Parties’ existing lines of credit;

(x) suffer or incur any Lien on the Company Group’s or the Purchaser Parties’ assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(xi) suffer any damage, destruction or loss of property related to any of the Company Group’s or the Purchaser Parties’ assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $5,000,000;

(xii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii) suffer any insurance policy protecting any of the Company Group’s or the Purchaser Parties’ assets with an aggregate coverage amount in excess of $5,000,000 to lapse;

(xiv) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xv)   change the principal place of business or jurisdiction of organization other than pursuant to the Reincorporation Merger;

(xvi) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $10,000;

(xvii) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock other than pursuant to the Company Plan;

(xviii) make or change any material Tax election or change any annual Tax accounting periods; or

(xix) undertake any legally binding obligation to do any of the foregoing.

(b) From the date hereof through the Closing Date, the Parent and the Purchaser after the Reincorporation Effective Time shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), the Purchaser Parties shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to the Purchaser Parties.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

(d) From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XIII and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company Group, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the Purchaser Parties (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company Group or the Purchaser Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company Group and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

7.2 Access to Information. From the date hereof until and including the Closing Date, the Company Group and the Purchaser Parties shall, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the Purchaser Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Purchaser Parties or any of the Company Group’s or the Purchaser Parties’ assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

7.4 SEC Filings.

(a) The Company Group acknowledges that:

(i) the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Purchaser to prepare and file with the SEC a Proxy Statement and Registration Statement (as defined in Section 9.5);

(ii) the Purchaser Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Purchaser Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will, and will use its best efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Purchaser Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by the Purchaser Parties in connection with any filing with the SEC.

(c) Company Group Cooperation. The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each Purchaser Party’s stockholders or shareholders with respect to the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to as promptly as reasonably practical provide the Purchaser Parties with such information as shall be reasonably requested by the Purchaser Parties for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to the Purchaser Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

7.5 Financial Information. By no later than August 21, 2020 the Company will deliver to the Purchaser Parties (i) audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2019, 2018 and 2017, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, and (ii) reviewed financial statements of the Company as of and for the six (6) month period ended June 30, 2020, all prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (the “U.S. GAAP Financials”). The U.S. GAAP Financials shall be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with U.S. GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The U.S. GAAP Financial Statements will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Group will provide additional financial information as reasonably requested by the Purchaser Parties for inclusion in any filings to be made by the Purchaser Parties with the SEC. If reasonably requested by the Purchaser Parties, the Company Group shall use their reasonable best efforts to cause such information reviewed or audited by the Company Group’s auditors.

7.6 Trust Account. The Company Group acknowledges that the Purchaser Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to stockholders of Parent holding Parent Units or Parent Common Stock who shall have validly redeemed their Parent Units or Parent Common Stock upon acceptance by the Parent of such Parent Units or Parent Common Stock, (ii) the expenses of the Purchaser Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to the Purchaser Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, Purchaser Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Purchaser Parties in effect on the date hereof and disclosed in Schedule 7.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Reincorporation Effective Time, Purchaser shall cause the Organizational Documents of Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.7(b) an annual premium amount in excess of 200% of the amount per annum the Parent paid in its last full fiscal year, which amount is set forth in Schedule 7.7(b). Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Purchaser Parties to honor all obligations thereunder.

(c) On the Closing Date, the Purchaser shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Schedule 7.7(c), which indemnification agreements shall continue to be effective following the Closing.

ARTICLE VIII
COVENANTS OF THE COMPANY GROUP

The Company Group agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company Group shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Reasonable Best Efforts to Obtain Consents. The Company Group shall use its reasonable best efforts to obtain each third party consent as promptly as practicable hereafter.

8.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within seventy-five (75) calendar days following the end of each three-month quarterly period, the Company Group shall deliver to Purchaser Parties, for the first three quarters of the year, unaudited consolidated financial statements reviewed by the Company’s auditor. The Company Group shall also promptly deliver to the Purchaser Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

8.4 Employees of the Company and the Manager. Schedule 8.4 lists those employees designated by the Company Group as key personnel of the Company Group (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Company Group, execute and deliver to the Company Group non-disclosure, non-solicitation and non-compete agreements (the “Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements”).

8.5 Second Amendment to the Note Purchase Agreement and All-Stars Note. The Company, Daqing Mao and his holding company Maodaq Limited shall enter and cause All-Stars SP X Limited (“All-Stars”), Ucommune Venture and certain other related parties to enter, prior to the Closing, a second amendment to the note purchase agreement dated on December 24, 2018 (the “Note Purchase Agreement”) and the convertible promissory note dated on January 11, 2019 (the “All-Stars Note”) pursuant to which All-Stars extended a principal amount of $10 million loan to the Company (“Second Amendment”). The Second Amendment shall provide that, among other things, (i) Purchaser will assume the All-Stars Note and Note Purchase Agreement at Closing; and (ii) the closing of the transactions contemplated by this Agreement shall not trigger any conversion right, pre-emptive right or any other similar right, and that such transactions will not trigger an acceleration of the All-Stars Note. The Company acknowledges and covenants that the security interests of All-Stars in the Company’s pledged shares shall not exceed 6% of issued and outstanding Company share capital (on a fully-diluted basis) immediately prior to the Closing. The Company Group will not enter into the Second Amendment until the Purchaser Parties have consented to any term of such Second Amendment that is materially different from the All-Stars Note and Note Purchase Agreement (which consent shall not be unreasonably withheld).

ARTICLE IXCOVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Tax Matters.

(a) The Company Group shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company Group required to be filed by the Company Group after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The cost of preparing such Tax Returns shall be borne by the Company Group. The Company Group shall give a copy of each such Tax Return to the Purchaser with reasonable time prior to filing for its review and comment. The Company Group (prior to the Closing) and the Purchaser (following the Closing) shall cause the Company Group to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Purchaser proof of such payment.

(b) Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company Group for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The Purchaser shall give a copy of each such Tax Return to the Shareholders’ Representative with reasonable time prior to filing for his review and comment.

(c) Following the Closing, the Company Group may amend any Tax Return of the Company Group for any taxable period ending on or before the Closing with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns or participating in any such Tax proceeding shall be borne by the Company Group.

(d) Following the Closing, the Purchaser may amend any Tax Return of the Company Group for any taxable period ending on or before the Closing to correct any errors, with the consent of the Company Group, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne by the Company Group.

(e) Purchaser shall retain (or cause the Company Group to retain) all Books and Records with respect to Tax matters of the Company Group for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company Group with any Taxing Authority.

For avoidance of doubt, the Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Purchaser, the Parent and any of their Affiliates required to be filed after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The Purchaser shall give a copy of each such Tax Return to the Company Group with reasonable time prior to filing for its review and comment.

9.3 Settlement of the Purchaser Parties’ Liabilities. Concurrently with the Closing, all outstanding liabilities of the Purchaser Parties shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s or Parent’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination.

9.4 Compliance with SPAC Agreements. The Company Group and Purchaser Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain Registration Rights Agreement, dated as of August 2, 2019 by and between Parent and the investors named therein.

9.5 Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company Group, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Ordinary Shares to be issued in the Reincorporation Merger, which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent stockholders for the matters to be acted upon at the Parent Special Meeting and providing the public stockholders of Parent an opportunity in accordance with Parent’s organizational documents and the IPO Prospectus to have their Parent Common Stock redeemed in conjunction with the stockholder vote on the Parent Stockholder Approval Matters as defined below. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent stockholders to vote, at an extraordinary general meeting of Parent stockholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Reincorporation Merger and the Acquisition Merger, by the holders of Parent Common Stock in accordance with the Parent’s Organizational Documents, Delaware Law, Cayman Law and the rules and regulations of the SEC and Nasdaq, (ii) adoption and approval of assumption of Company Plan by the Purchaser, (iii) such other matters as the Company Group and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iii), collectively, the “Parent Stockholder Approval Matters”), and (iv) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Stockholder Approval (as defined below), whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting. In connection with the Registration Statement, Parent, Purchaser and the Company Group will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s organizational documents, Delaware Law, Cayman Law and the rules and regulations of the SEC and Nasdaq. The Purchaser shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the Purchaser Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Parent shall provide such information concerning Parent and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Purchaser will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the transactions contemplated hereby.

(b) Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, Parent and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Parent shall cause the Proxy Statement to be disseminated to Parent’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Organizational Documents.

(c) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, Parent shall distribute the Proxy Statement to Parent’s stockholders, and, pursuant thereto, shall call the Parent Special Meeting in accordance with the Delaware Law for a date no later than forty-five (45) days following the effectiveness of the Registration Statement.

9.6 Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

9.7 Equity Financing. The Company shall cause the Market Value of Unrestricted Publicly Held Shares (as defined by the Nasdaq rules) of the Purchaser to be no less than $25,000,000 immediately prior to the Closing (the “Equity Financing”).

9.8 Trust Extension.

(a) If the Closing is not expected to occur on or prior to August 6, 2020, the Company and Everstone Investments, LLC shall each deposit $222.001 into the Trust Account on or prior to August 1, 2020 (the “First Extension”).

(b) After the First Extension has been obtained, if the Closing is not expected to occur on or prior to the next applicable liquidate date specified in the Investment Management Trust Agreement (as it may be amended from time to time), the Company shall deposit up to $444,002 into the Trust Account no later than five business days prior to the next applicable deadline.

ARTICLE X
CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) The Reincorporation Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

(d) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(e) Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect; provided that the non-execution of the Lock-up Agreement by (i) Shareholders who are not the Key Personnel nor Controlled by the Key Personnel and (ii) grantees of Company Options that are vested as of the Closing, collectively holding no more than 5% of share capital in the Company (on a fully-diluted basis) immediately prior to the Closing shall not affect the Closing or occurrence of the Closing.

(f)   The Parent Stockholder Approval Matters that are submitted to the vote of the stockholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the stockholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Stockholder Approval”).

(g) This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Acquisition Merger, shall have been authorized and approved by the holders of Company Ordinary Shares constituting the Requisite Company Vote in accordance with the Cayman Law and the Company’s memorandum and articles of association.

10.2 Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company Group shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company Group contained in Article V in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to Article V (if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) All Company Group Consents as set forth on Schedule 5.10, as amended, have been obtained, and no such consent shall have been revoked.

(e) The Purchaser Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (d) of this Section 10.2.

(f)   The Purchaser Parties shall have received (i) a copy of memorandum and articles of association of the Company as in effect as of the Closing Date, (ii) a copy of the certificate of incorporation of the Company, (iii) the copies of resolutions duly adopted by the board of directors of the Company and by the Requisite Company Vote of the Company’s shareholders authorizing this Agreement and the transactions contemplated hereby, and (vi) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the jurisdiction in which the Company is incorporated.

(g) The Purchaser Parties shall have received copies of all Governmental Approvals, in form and substance reasonably satisfactory to the Purchaser Parties, and no such Governmental Approval shall have been revoked.

(h) The Key Personnel shall have executed the Labor Agreements, Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements and the same shall be in full force and effect.

(i) The Purchaser Parties shall have received Schedules updated as of the Closing Date.

(j) The Purchaser Parties shall have received duly executed opinions from the Company’s PRC counsel and Cayman Islands counsel, in form and substance reasonably satisfactory to the Purchaser Parties, addressed to the Purchaser Parties and dated as of the Closing Date.

10.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Purchaser Parties contained in Article VII of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Purchaser Parties, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of Purchase Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e) From the date hereof until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.

(f)   Purchaser shall remain listed on Nasdaq and the additional listing application for the Closing Payment Shares shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

ARTICLE XI
INDEMNIFICATION

11.1 Indemnification of the Purchaser. Subject to the terms and conditions of this Article XI and from and after the Closing Date, the Principal Shareholders (the “Indemnifying Parties”) hereby jointly and severally agree to indemnify and hold harmless the Purchaser (the “Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by the Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company contained herein.

Notwithstanding the foregoing, except for Fraud Claims against the Company, (i) the Indemnified Party shall not assert any claim, and shall not be entitled to indemnification, unless and until the aggregate amount of all Losses indemnifiable hereunder exceeds an amount equal to $1,000,000 (the “Threshold”), in which event the Indemnifying Party shall be responsible for the aggregate amount of all Losses from the first dollar, regardless of the Threshold, and (ii) any liability incurred pursuant to the terms of this Article XI shall be paid exclusively from the Escrow Shares valued at the then market value per share and in accordance with the terms of the Escrow Agreement.

11.2 Procedure. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a) The Indemnified Party shall give the Indemnifying Parties prompt notice (an “Indemnification Notice”) of any third-party action with respect to which the Indemnified Party seeks indemnification pursuant to Sections 11.1 or 11.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 11.1 or 11.2, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or increases the amount of such liability.

(b) In the case of any Third-Party Claims as to which indemnification is sought by the Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Sections 11.1 or 11.2 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Sections 11.1 or 11.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Third-Party Claim.

(c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 11.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d) If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 11.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Sections 11.1 and 11.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of the Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against the Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

(f)   Following the Closing, the disinterested independent directors of the Purchaser shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Purchaser to enforce the terms of this Agreement.

11.3 Escrow of Escrow Shares by Shareholders. The Company, the Principal Stockholders and the Shareholders’ Representative hereby authorize the Purchaser to issue the Escrow Shares to the Escrow Agent to hold in escrow (the “Escrow Fund”) pursuant to the Escrow Agreement.

(a) Escrow Shares; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow. The Shareholders shall be entitled to vote the Escrow Shares on any matters to come before the shareholders of the Purchaser.

(b) Distribution of Escrow Shares. At the times provided for in Section 11.3(d), the Escrow Shares shall be released and transferred by the Escrow Agent to the Shareholders’ Representative for distribution to the Shareholders. The Purchaser will take such action as may be necessary to cause such securities to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Shareholders’ Representative and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Shareholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Shareholders, prior to the transfer and delivery to such Shareholders by the Shareholders’ Representative of the Escrow Fund by the Escrow Agent as provided herein.

(d) Release from Escrow Fund. Within five (5) business days following expiration of the Survival Period (the “Release Date”), the Escrow Shares will be released from escrow to the Shareholders’ Representative less the number or amount of Escrow Shares (valued at the then market value per share) equal to the amount of any potential Losses set forth in any Indemnification Notice from the Purchaser with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Shareholders’ Representative shall issue to the Escrow Agent a certificate executed by him (which shall not be unreasonably withheld) instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 11.4(d). Any Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released and transferred to the Shareholders’ Representative promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XI. Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Purchaser or its successors. Any Escrow Shares received by Purchaser as an indemnification payment shall be promptly cancelled by Purchaser after its receipt thereof. For the avoidance of doubt, any Fraud Claim shall not be limited by the Escrow Fund.

11.4 Payment of Indemnification. In the event that the Purchaser is entitled to any indemnification pursuant to this Article XI, the Purchaser shall be paid exclusively from the Escrow Shares.

11.5 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

11.6 Survival of Indemnification Rights. All representations and warranties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive until six(6) months following the Closing (the “Survival Period”). After the expiration of the Survival Period, the Indemnifying Parties shall have no further liability for indemnification pursuant to this Article XI other than with respect to the claims already made pursuant to this Article XI.

11.7 Sole and Exclusive Remedy. The remedies provided in this Article XI shall be deemed the sole and exclusive remedies of the Indemnified Party, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby.

ARTICLE XII
DISPUTE RESOLUTION

12.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(c).

(f)   The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement.

12.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII
TERMINATION

13.1 Termination Without Default.

(a) In the event that the U.S. GAAP Financial Statements have not been delivered by August 21, 2020, the Purchaser Parties shall have the right, at their sole option, to terminate this Agreement without liability to the Company. Such right may be exercised by the Purchaser Parties, as the case may be, with a written notice to the Company at any time after August 21, 2020 and prior to the Closing Date.

(b) In the event that the Closing of the transactions contemplated hereunder has not occurred by December 31, 2021 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), the Purchaser Parties or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Purchaser Parties or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date.

13.2 Termination Upon Default.

(a) The Purchaser Parties may terminate this Agreement by giving notice to the Company Group on or prior to the Closing Date, without prejudice to any rights or obligations the Purchaser Parties may have, if the Company Group shall have materially breached any of its representations, warranties, agreements or covenants contained herein or in any Additional Agreement to be performed on or prior to the Closing Date or this Agreement, the Plan of Merger or the transactions contemplated hereby fail to be authorized or approved by the shareholders of the Company and such breach shall not be cured within fifteen (15) days following receipt by the Company Group of a notice describing in reasonable detail the nature of such breach. For avoidance of doubt, (i) any Equity Financing below $25,000,000 pursuant to Section 9.7 or any breach of Section 9.8 shall constitute a material breach of this Agreement, (ii) the failure to deliver the U.S. GAAP Financial Statements by August 21, 2020 shall not constitute a material breach.

(b) The Company may terminate this Agreement by giving notice to any Purchaser Party, without prejudice to any rights or obligations the Company Group may have, if any Purchaser Party shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by such Purchaser Party(s) of a notice describing in reasonable detail the nature of such breach.

(c) In the event that this Agreement is terminated pursuant to Section 13.2 hereof, the breaching party shall be obligated to pay the non-breaching party a break-up fee of $3,000,000 (the “Break-up Fee”), promptly after termination of this Agreement by the non-breaching party. The Company and the Purchaser Parties acknowledge and agree that (i) the Break-up Fee is a fair and reasonable estimate of the actual damages suffered by the non-breaching party, which amount would otherwise be impossible to calculate with precision, (ii) the Break-up Fee constitutes liquidated damages hereunder and is not intended to be a penalty, and (iii) the Break-up Fee shall be the sole and exclusive remedy available to the non-breaching party against the breaching party; provided, however, that the limitations set forth in this Section 13.2(c)(iii) shall not apply to the liabilities arising from any Fraud Claim against the breaching party.

13.3 Survival. The provisions of Article XI through Article XIII shall survive any termination hereof.

ARTICLE XIV
MISCELLANEOUS

14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

Ucommune Group Holdings Limited
Floor 8, Tower D
No.2 Guang Hua Road
Chaoyang District, Beijing
People’s Republic of China
Attn: Daqing Mao
Email: maodq@ucommune.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
2201 China World Office 2, 1 Jian Guo Men Wai Avenue
Chaoyang District, Beijing
People’s Republic of China
Attn: Howard Zhang
Email: howard.zhang@davispolk.com

if to Daqing Mao, Maodq Limited, Fair Vision Group Limited, and Astro Angel Limited as the Principal Shareholder and Shareholders’ Representative:

Floor 8, Tower D
No.2 Guang Hua Road
Chaoyang District, Beijing
People’s Republic of China
Attn: Daqing Mao
Email: maodq@ucommune.com

if to Zhuangkun He and Zhuangkun Limited as the Principal Shareholder

Floor 8, Tower D
No.2 Guang Hua Road
Chaoyang District, Beijing
People’s Republic of China
Attn: Zhuangkun He
Email: hezhuangkun@163.com

if to any Parent, Purchaser and Merger Sub

Orisun Acquisition Corp.
555 Madison Avenue, Room 543
New York, NY 10022
Attn: Wei Chen, CEO
Email: weichen67102@gmail.com

with a copy to (which shall not constitute notice):

Giovanni Caruso
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154

14.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the Purchaser Parties (prior to the Reincorporation Effective Time), the Company, the Shareholders’ Representative and the Principal Shareholders, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4 Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

14.5 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

14.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

14.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

14.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

14.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)   Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

14.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

14.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

14.14 Waiver. Reference is made to the final IPO prospectus of the Parent, dated August 2, 2019 (the “Prospectus”). The Company Group and the Principal Shareholders have read the Prospectus and understand that the Parent has established the Trust Account for the benefit of the public stockholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the Company Group and the Principal Shareholders each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

14.15 Shareholders’ Representative. Daqing Mao is hereby appointed as agent and attorney-in-fact for each of the Shareholders, (i) to enter into and deliver the Escrow Agreement on behalf of each of the Shareholders, (ii) to authorize or object to delivery to the Purchaser of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Agreement, and (iii) to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by the each of the Shareholders from time to time upon no less than twenty (20) days prior written notice to the Purchaser Parties and, if after the Closing, the Purchaser, provided, however, that the Shareholders’ Representative may not be removed unless holders of at least 51% of all of the Company Ordinary Shares on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement agree to such removal. Any vacancy in the position of Shareholders’ Representative may be filled by approval of the holders of at least 51% of all of the Company Ordinary Shares on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement. Any removal or change of the Shareholders’ Representative shall not be effective until written notice is delivered to the Parent or Purchaser, as applicable. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall not receive any compensation for his services. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from the Shareholders. The Shareholders’ Representative shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable business judgment. A decision, act, consent or instruction of the Shareholders’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the stockholders of the Company Group and shall be final, binding and conclusive upon each of the Shareholders.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

ORISUN ACQUISITION CORP.

By:	/s/ Wei Chen
Name:	Wei Chen
Title:	Chief Executive Officer

Purchaser:

UCOMMUNE INTERNATIONAL LTD.

By:	/s/ Xiaocheng Peng
Name:	Xiaocheng Peng
Title:	Director

Merger Sub:

EVERSTONE INTERNATIONAL LTD

By:	/s/ Xiaocheng Peng
Name:	Xiaocheng Peng
Title:	Director

Schedules to the Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

UCOMMUNE GROUP HOLDINGS LIMITED

By:	/s/ Zhuangkun He
Name:	Zhuangkun He
Title:	Director

Schedules to the Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Shareholders’ Representative:

By:	/s/ Daqing Mao
Name:	Daqing Mao

Schedules to the Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Principal Shareholders:

MAODQ LIMITED

By:	/s/ Daqing Mao
Name:	Daqing Mao
Title:	Director

ZHUANGKUN LIMITED

By:	/s/ Zhuangkun He
Name:	Zhuangkun He
Title:	Director

FAIR VISION GROUP LIMITED

By:	/s/ Daqing Mao
Name:	Daqing Mao
Title:	Director

Astro Angel Limited

By:	/s/ Angela Bai
Name:	Angela Bai
Title:	Director

Schedules to the Merger Agreement